                                                                EXHIBIT 10.3





                                 IMMUSOL, INC.

                                PREFERRED STOCK

                               PURCHASE AGREEMENT




                                  May 3, 1995





Immusol, Inc.
PREFERRED STOCK PURCHASE AGREEMENT

                               TABLE OF CONTENTS

                                                                                                                            PAGE
                                                                                                                            ----
1.       Purchase and Sale of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
          1.1      Sale of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
          1.2      Closing and Delivery.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

 2.      Representations and Warranties of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
          2.1      Organization, Good Standing and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
          2.2      Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
          2.3      Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
          2.4      Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
          2.5      Shares and Conversion Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
          2.6      Governmental Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
          2.7      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
          2.8      Proprietary Information Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          2.9      Patents and Other Intangible Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          2.10     Compliance with Other Instruments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
          2.11     Agreements; Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
          2.12     Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
          2.13     Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
          2.14     Corporate Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          2.15     Title to Property and Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          2.16     No Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          2.17     Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          2.18     Material Agreements of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          2.20     Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          2.21     Minute Books . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

 3.      Representations and Warranties of each Investor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
          3.1      Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
          3.2      Purchase Entirely for Own Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
          3.3      Disclosure of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
          3.4      Investment Experience  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
          3.5      Restricted Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
          3.6      Further Limitations on Disposition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
          3.7      Legends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

 4.      California Commissioner of Corporations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

 5.      Conditions of Investors' Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
          5.1      Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
          5.2      Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                                            PAGE
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          5.3      Compliance Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
          5.4      Qualifications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
          5.5      Proceedings and Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          5.6      Opinion of Company Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          5.7      Shareholder Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          5.8      Restated Articles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

 6.      Conditions of the Company's Obligations at Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          6.1      Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          6.2      Payment of Purchase Prices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          6.3      Restated Articles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          6.4      Shareholder Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

 7.      Covenants of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          7.1      Maintain Corporate Rights and Facilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
          7.2      Maintain Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          7.3      Pay Taxes and Other Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          7.4      Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          7.5      Notice of Litigation and Disputes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          7.6      Delivery of Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          7.7      Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
          7.8      Market Stand-Off . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
          7.9      Restrictive Agreements Prohibited  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          7.10     Proprietary Information Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          7.11     Termination of Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

 8.      Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          8.1      Survival of Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          8.2      Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          8.3      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          8.4      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          8.5      Titles and Subtitles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          8.6      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          8.7      Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          8.8      Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          8.9      Aggregation of Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                                 PAGE
                                                                                                                 ----
EXHIBIT A                 Schedule of Investors

EXHIBIT B                 Amended and Restated Articles of Incorporation

EXHIBIT C                 Schedule of Exceptions

EXHIBIT D                 Proprietary Information Agreement

EXHIBIT E                 Legal Opinion

EXHIBIT F                 Amended and Restated Shareholder Rights Agreement


                       PREFERRED STOCK PURCHASE AGREEMENT



         THIS PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 3rd day of May, 1995 by and between Immusol, Inc., a California corporation located at 3050 Science Park Road, San Diego, CA 92121 (the "Company"), and the investors listed on Exhibit A hereto, herein referred to as the "Investors."

         THE PARTIES HEREBY AGREE AS FOLLOWS:

         1.      Purchase and Sale of Shares.

                 1.1      Sale of Shares.

                          (a)     The Company shall adopt and file with the
Secretary of State of California on or before the Initial Closing (as defined below) Amended and Restated Articles of Incorporation in the form attached hereto as Exhibit B (the "Restated Articles").

                          (b)     Subject to the terms and conditions of this
Agreement, the Investors agree to purchase at each Closing and the Company agrees to sell and issue to the Investor at each Closing, that number of shares of the Company's Preferred Stock set forth next to each Investor's name at the purchase price set forth in Exhibit A attached hereto.

                          (c)     The shares of Series B1, Series B2, and
Series B3 Preferred Stock sold to the Investors pursuant to this Agreement are hereinafter referred to as the "Shares." The total amount of Common Stock and other securities issuable upon conversion of the Shares is hereinafter referred to as the "Conversion Stock." The Shares and the Conversion Stock are hereinafter collectively referred to as the "Securities."

                  1.2     Closing and Delivery.

                          (a)     The initial purchase and sale of the Shares
shall take place at the offices of Wilson, Sonsini, Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California ("WSGR"), at 1:00 p.m., on May 3, 1995 or at such other time and place as the Company and the Investors purchasing the majority of the Shares at such time mutually agree upon (which time and place are designated specifically as the "Initial Closing" and generally as the "Closing"). At the Initial Closing the Company shall deliver to the Investors a certificate representing the Shares which such Investor is purchasing against delivery to the Company by such Investor of a check, wire transfer or cancellation of indebtedness in the aggregate amount of the purchase price therefor payable to the Company's order.

                          (b)     The second purchase and sale of the Shares
shall take place at WSGR on September 3, 1996 or at such other time and place as the Company and the Investors purchasing the majority of the Shares at such time mutually agree upon (also, a "Closing"). At such Closing, the Investors shall purchase the number of Shares as stated in Exhibit A. At such Closing, the Company shall deliver to the Investors a certificate representing the Shares which each Investor is purchasing against delivery to the Company by such Investor of a check, or transfer or cancellation of indebtedness in the aggregate amount of the purchase price therefor payable to the Company's order.

                          (c)     (i)      Subject to Section 1.2(c)(ii), the
third purchase and sale of the Shares shall take place at WSGR on May 3, 1998 or at such other time and place as the Company and the Investors purchasing the majority of the Shares at such time mutually agree upon (also, a "Closing").
At such Closing, the Investors shall purchase the number of Shares as stated in Exhibit A. At such Closing, the Company shall deliver to the Investors a certificate representing the Shares which each Investor is pur chasing against delivery to the Company by such Investor of a check, or transfer or cancellation of indebtedness in the aggregate amount of the purchase price therefor payable to the Company's order.

                              (ii)         Thirty (30) months from the Initial
Closing, Pfizer, Inc. ("Pfizer") may terminate this Agreement, with or without cause, with at least thirty (30) days' prior written notice to the Company. If Pfizer terminates this Agreement, the purchase and sale of the Shares outlined in Section 1.2(c)(i) shall not occur.

          2. Representations and Warranties of the Company. As of the date of the Initial Closing, the Company hereby represents and warrants to the Investors that, except as set forth on a Schedule of Exceptions attached hereto as Exhibit C, which exceptions shall be deemed to be representations and warranties as if made hereunder:

                  2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to carry on its business as now conducted, to own its properties and assets, to enter into and perform this Agreement and the Shareholder Rights Agreement, to issue the Securities and to carry out the provisions thereof and of the Restated Articles of Incorporation (the "Restated Articles"). The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

                  2.2 Capitalization. The authorized capital of the Company consists of:

                          (a)     3,491,700 shares of Preferred Stock (the
"Preferred Stock"), 2,000,000 of which have been designated Series A Preferred Stock and 922,800, 264,600, and 304,300 of which have been designated Series B1, Series B2, and Series B3 Preferred Stock, respectively. Immediately prior to the Initial Closing, 2,000,000 shares of Series A Preferred Stock are outstanding and no shares of Series B1, Series B2, and Series B3 Preferred Stock are outstanding. Up to 915,477, 264,600, and 304,300 shares of Series B1, Series B2, and Series B3 Preferred Stock, respectively, will be sold pursuant to this Agreement. The rights, preferences, privileges and restrictions of the Shares will be as stated in the Restated Articles.

                          (b)     20,000,000 shares of Common Stock (the
"Common Stock"). Immediately prior to the Initial Closing, 7,045,000 shares of Common Stock are outstanding.

                          (c)     2,000,000 shares of Common Stock are reserved
under the Company's 1992 Stock Plan (the "Plan"), of which 60,000 shares have been issued pursuant to exercise of options granted under the Plan, 1,783,000 shares may be issued upon exercise of outstanding options granted under the Plan, and 157,000 shares remain available for issuance upon exercise of future option grants.

                          (d)     Except for (i) the conversion privileges of
the Preferred Stock and (ii) the rights of first offer set forth in the Amended and Restated Shareholder Rights Agreement attached hereto as Exhibit F ("Shareholder Rights Agreement"), there are no other outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock or any other debt or equity securities.

                          (e)     Neither the offer nor the issuance or the
sale of the Securities constitutes or will constitute an event, under any anti-dilution or similar provision of any agreement or instrument to which the Company is a party or by which it is bound or affected.

                          (f)     The Company has no indebtedness for borrowed
money.

                  2.3 Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity.

                  2.4 Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the Shareholder Rights Agreement and the Restated Articles, the performance of all obligations of the Company hereunder and the authorization, issuance (or reservation for issuance) and delivery of the Shares being sold hereunder and the Conversion Stock has been taken or will be taken prior to the Initial Closing, and this Agreement, the Shareholder Rights Agreement and the Restated Articles constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms.

                  2.5     Shares and Conversion Stock.

                          (a)     The Shares which are being purchased by the
Investors hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and, based in part upon the representations of the Investors in this Agreement, will be issued in compliance with all applicable federal and state securities laws. The Conversion Stock has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Articles, shall be duly and validly issued, fully paid and nonassessable, free and clear of all liens and restrictions, other than liens created by the Investor or state or federal securities laws, and shall be issued in compliance with all applicable securities laws, as presently in effect, of the United States and each of the states whose securities laws govern the issuance of any of the Shares hereunder. Neither the issuance, sale or delivery of the Shares or the Conversion Shares is subject to any preemptive right of shareholders of the Company or to any rights of first refusal or other right in favor of any person.

                          (b)     The outstanding shares of Series A Preferred
Stock and Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws.

                  2.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for the filing pursuant to Section 25102(f) of the California Corporate Securities law of 1968, as amended, and the rules thereunder, which filing will be effected within 15 days of the sale of the Shares hereunder.

                  2.7 Litigation. There is no action, suit, proceeding or investigation pending or currently threatened against the Company which questions the validity of this Agreement or the right of the Company to enter into it, or to consummate the transactions contemplated hereby, or which might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

                  2.8 Proprietary Information Agreements. Each employee and officer of the Company has executed a Proprietary Information Agreement in the form attached hereto as Exhibit D, and no exceptions have been taken by any such employee or officer to the terms of such agreement. The Company, after reasonable investigation, is not aware that any of its employees are in violation thereof, and the Company will use its best efforts to prevent any such violation.

                  2.9     Patents and Other Intangible Assets.

                          (a)     The Company (i) owns or has the right to use,
free and clear of all liens, claims and restrictions, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing, used in or necessary for the conduct of its business as now conducted or proposed to be conducted, (ii) is not infringing upon or otherwise acting adversely to the right or claimed right of any person under or with respect to any patent, trademark, service mark, trade name, copyright or license with respect thereto, and (iii) is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

                          (b)     The Company owns and has the unrestricted
right to use all product rights, manufacturing rights, trade secrets, including know-how, negative know-how, formulas, patterns, compilations, programs, devices, methods, techniques, processes, inventions, designs, computer programs and technical data and all information that derives independent economic value, actual or potential, from not being generally known or known by competitors and which the Company has taken reasonable steps to maintain in secret (all of the foregoing of which are collectively referred to herein as "intellectual property") required for or incident to the development, manufacture, operation and sale of all products and services sold or proposed to be sold by the Company, free and clear of any right, lien or claim of others, including without limitation former employers of its employees, provided however, the possibility exists that other persons, completely independently of the Company or its employees or agents, could have developed trade secrets or items of technical information similar or identical to those of the Company. The Company is not aware of any such development of similar or identical trade secrets or technical information by others.

                          (c)     The Company has not sold, transferred,
assigned, licensed or subjected to any lien, any intellectual property, trade secret, know-how, invention, design, process, computer program or technical data, or any interest therein, necessary or useful for the development, manufacture, use, operation or sale of any product or service presently under development or manufactured, sold or rendered by the Company.

                          (d)     No director, officer, employee, agent or
shareholder of the Company owns or has any right in the intellectual property of the Company, or any patents, trademarks, service marks, trade names, copyrights, licenses or rights with respect to the foregoing, or any inventions, developments or discoveries used in or necessary for the conduct of the Company's business as now conducted or as proposed to be conducted.

                          (e)     The Company has not received any
communication alleging or stating that the Company or any employee has violated or infringed, or by conducting business as proposed, would violate or infringe, any patent, trademark, service mark, trade name, copyright, trade secret, proprietary right, process or other intellectual property of any other person.

                  2.10    Compliance with Other Instruments.

                          (a)     The Company is not in violation or default of
any provisions of its articles of incorporation, as amended, or bylaws or of any instrument, agreement, judgment, order, writ, decree or contract to which it is a party or by which it is bound or, to its knowledge after due inquiry, of any provision of federal, state or local law, statue, rule, ordinance, regulation or other pronouncement applicable to the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company.

                          (b)     The Company has avoided every condition, and
has not performed any act, the occurrence of which would result in the Company's loss of any right granted under any license, distribution agreement or other agreement.

                  2.11    Agreements; Action.

                          (a)     Except for agreements explicitly contemplated
hereby and stock purchase agreements, option agreements or consulting agreements existing as of even date herewith, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.

                          (b)     There are no agreements, understandings,
instruments, contracts or proposed transactions to which the Company is a party or by which it is bound which involve (i) obligations of, or payments to the Company in excess of $50,000, or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company.

                          (c)     The Company has not (i) declared or paid any
dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $50,000 or in excess of $100,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business.

                          (d)     The Company is not a party to and is not
bound by any contract, agreement or instrument, or subject to any restriction under its articles of incorporation, as amended, or bylaws, which materially adversely affects its business as now conducted and as proposed to be conducted.

                          (e)     The Company has not engaged in the past
twelve (12) months in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of the Company with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company, or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company will be disposed of, or (iii) regarding any other form of liquidation, dissolution or winding up of the Company.

                          (f)     Except as provided in the Shareholder Rights
Agreement, the Company is not a party to or aware of any voting trust or agreement, shareholders' agreement, pledge agreement, buy-sell agreement or first refusal or preemptive rights agreement relating to securities of the Company.

                  2.12 Disclosure. The Company has fully provided the Investors with all the information which each such Investor has requested for deciding whether to purchase the Shares and all information which the Company, after due inquiry, believes is reasonably necessary to enable such Investor to make such decision. Neither this Agreement nor any other statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

                  2.13 Registration Rights. Except as provided in the Shareholder Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

                  2.14 Corporate Documents. Except for the amendments necessary to satisfy representations and warranties conditioned herein (the form of which amendments has been approved by the Investor), the Articles of Incorporation and Bylaws of the Company are in the form previously provided to the Investor.

                  2.15 Title to Property and Assets. The Company owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

                  2.16 No Brokers or Finders. No person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company or any Investor for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

                  2.17 Absence of Undisclosed Liabilities. The Company has no material obligation or liability (whether due or to become due) arising out of any transaction entered into at or prior to the Initial Closing or any act or omission to act at or prior to the Initial Closing, including taxes with respect to or based upon the transactions or events occurring at or prior to the Initial Closing.

                  2.18 Material Agreements of the Company. The Company has furnished to the Investors true and complete copies of all agreements, instruments and other documents requested by any Investor or its authorized representative. The Company is in substantial compliance with all material contractual arrangements.

                 2.19 Tax Returns. The Company has filed or obtained extensions for all federal, state and other tax returns and reports which are required to be filed and has paid all taxes and assessments which have become due and payable. The Company has not been advised that any of its returns, federal, state or other, have been or are being audited as of the date thereof. None of the Company's federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes required to be withheld or collected therefrom, and has paid the same to proper tax receiving officers of authorized depositaries.

                  2.20 Licenses. The Company possesses from the appropriate agency, commission, board and governmental body and authority, whether state, local or federal, all licenses, permits, authorizations, approvals, franchises and rights which are necessary for the Company to engage in the business currently conducted by it and proposed to be conducted, including without limitation the development, manufacture, use, sale and marketing of its existing and proposed products and services; and all such certificates, licenses, permits, authorizations and rights have been lawfully and validly issued, are in full force and effect, will not be revoked, canceled, withdrawn, terminated or suspended and have a term of perpetual existence.

                  2.21 Minute Books. If requested, the minute books of the Company has been provided to special counsel for the Investors. Such minute books contain all resolutions adopted by directors and shareholders since the incorporation of the Company and fairly and accurately reflect, in all material respects, all matters and transactions referred to in such minutes.

          3. Representations and Warranties of each Investor. Each Investor hereby represents and warrants that:

                  3.1 Authorization. This Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms.

                  3.2 Purchase Entirely for Own Account. This Agreement is made with the Investor in reliance upon such Investor's representation to the Company, which by such Investor's execution of this Agreement such Investor hereby confirms, that the Shares will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Securities. The Investor represents that it has full power and authority to enter into this Agreement.

                  3.3 Disclosure of Information. It believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investor to rely thereon.

                  3.4 Investment Experience. The Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, and bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. If other than an individual, Investor also represents it has not been organized for the purpose of acquiring the Shares.

                  3.5 Restricted Securities. The Investor understands that the Shares it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the "Act") only in certain limited circumstances. In this connection, the Investor represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

                  3.6 Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Investor further agrees not to make any disposition of all or any portion of the Shares (or the Conversion Stock) unless and until:

                          (a)     There is then in effect a Registration
Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

                          (b)     (i)      Such Investor shall have notified
the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

                          (c)     Notwithstanding the provisions of subsections
(a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by an Investor which is a corporation to its direct or indirect parent corporation or its direct or indirect subsidiary corporation or for the transfer by an Investor which is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his spouse or lineal descendants or ancestors, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he were an original Investor hereunder.

                  3.7 Legends. It is understood that the certificates evidencing the Shares (and the Conversion Stock) may bear one or all of the following legends:

                          (a)     "THESE SECURITIES HAVE NOT BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT."

                          (b)     Any legend required by the laws of the State
of California or any other applicable state, including any legend required by the California Department of Corporations and Sections 417 and 418 of the California Corporations Code.

          4. California Commissioner of Corporations. THE SALE OF THE SECURITIES THAT IS THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF THE SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

          5. Conditions of Investors' Obligations. The obligations of the Investors under this Agreement are subject to the fulfillment on or before the Initial Closing of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent in writing thereto:

                  5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true on and as of the Initial Closing with the same effect as though such representations and warranties had been made on and as of the date of such Initial Closing.

                  5.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Initial Closing.

                  5.3 Compliance Certificate. The Chief Executive Officer of the Company shall deliver to the Investor at the Initial Closing a certificate certifying that the conditions specified in Sections 5.1 and 5.2 have been fulfilled.

                  5.4 Qualifications. The Commissioner of Corporations of the State of California shall have issued a permit qualifying the offer and sale of the Shares and the Conversion Stock to the Investors pursuant to this Agreement, or such offer and sale shall be exempt from such qualification under the California Corporate Securities Law of 1968, as amended.

                  5.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Initial Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Investor and counsel to any of such Investor, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

                  5.6 Opinion of Company Counsel. Each Investor shall have received from Wilson, Sonsini, Goodrich & Rosati, counsel for the Company, an opinion, dated as of the Initial Closing, in the form attached hereto as Exhibit E.

                  5.7 Shareholder Rights Agreement. The Company and the Investors shall have executed and delivered the Shareholder Rights Agreement of even date herewith.

                  5.8 Restated Articles. The Restated Articles shall have been accepted for filing by the California Secretary of State.

          6. Conditions of the Company's Obligations at Closing. The obligations of the Company to the Investors under this Agreement are subject to the fulfillment on or before the Initial Closing of each of the following conditions, the waiver of which shall not be effective unless consented to in writing by the Company:

                  6.1 Representations and Warranties. The representations and warranties of the Investors contained in Section 3 shall be true on and as of the Initial Closing with the same effect as though such representations and warranties had been made on and as of the Initial Closing.

                  6.2 Payment of Purchase Prices. The Investors shall have delivered the purchase prices specified in Section 1.1(b).

                  6.3 Restated Articles. The Restated Articles of Incorporation attached hereto as Exhibit B shall have been accepted for filing by the California Secretary of State.

                  6.4 Shareholder Rights Agreement. The Company and the Investors shall have executed and delivered the Shareholder Rights Agreement of even date herewith.

          7.     Covenants of the Company.

                  7.1 Maintain Corporate Rights and Facilities. The Company shall maintain and preserve its corporate existence and all rights, franchises and other authority adequate for the conduct of its business; maintain its properties, equipment and facilities in good order and repair; and conducts its business in an orderly manner without voluntary interruption.

                  7.2 Maintain Insurance. The Company shall maintain in full force and effect a policy or policies of insurance issued by insurers of recognized responsibility, insuring it and its properties and business against such losses and risks, and in such amounts, as are customary in the case of corporations of established reputation engaged in the same or a similar business and similarly situated.

                  7.3 Pay Taxes and Other Liabilities. The Company shall pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against it or any of its properties, and all its other material liabilities at any time existing, except to the extent and so long as (i) the same are being contested in good faith and by appropriate proceedings in such manner as not to cause any materially adverse effect upon its financial condition or the loss of any right of redemption from any sale thereunder, and (ii) it shall have set aside on its books reserves (segregated to the extent required by generally accepted accounting principles) deemed by it adequate with respect thereto.

                  7.4 Records. The Company shall accurately and fairly maintain its books of account in accordance with generally accepted accounting principles, as approved from time to time by a majority of the Board and its independent certified public accountants; employ a firm of independent certified public accountants, which firm is either one of the six largest national accounting firms or which is approved by a majority of the Preferred Stock, to make annual audits of its accounts in accordance with generally accepted auditing standards.

                  7.5 Notice of Litigation and Disputes. The Company shall promptly notify the Investor which holds together with its affiliates, an aggregate of 250,000 shares of the Securities, of each legal action, suit, arbitration or other administrative or governmental investigation or proceeding (whether federal, state, local or foreign) instituted or threatened against the Company which could materially and adversely affect its condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects, or of any occurrence or dispute which involves a reasonable likelihood of any such action, suit, arbitration, investigation or proceeding being instituted.

                  7.6 Delivery of Financial Statements. The Company shall deliver to each Investor which holds, together with its affiliates, an aggregate of 250,000 shares of the Securities:

                          (a)     as soon as practicable, but in any event
within ninety (90) days after the end of each fiscal year of the Company commencing with the fiscal year ending December 31, 1995, a balance sheet, and statements of operations and cash flow for such fiscal year. Such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

                          (b)     within thirty (30) days of the end of each
month, and until a public offering of Common Stock of the Company, an unaudited statement of operations and balance sheet for and as of the end of such month, in reasonable detail and prepared in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes;

                          (c)     within thirty (30) days of the end of each
fiscal quarter, a report on financial and operational highlights of the Company during the fiscal quarter just ended;

                          (d)     within forty-five (45) days prior to the end
of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including a balance sheet and statement of operations for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

                          (e)     with respect to the financial statements
called for in subsection (b) of this Section 7.6, an instrument executed by the Chief Financial Officer, President or Chairman of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustments and the absence of footnotes;

                          (f)     such other information relating to the
financial condition, business, prospects or corporate affairs of the Company as an Investor or any assignee of such Investor may from time to time request, provided, however, that the Company shall not be obligated to provide information which it deems in good faith to be proprietary.

                  7.7 Inspection. The Company shall permit each Investor which holds, together with its affiliates, an aggregate of 250,000 shares of the Securities, at such Investor's expense to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 7.7 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information unless such Investor agrees in writing to hold such information in confidence.

                  7.8 Market Stand-Off. So long as each Investor is, or may be, bound by the provisions of Section 1.15 of the Shareholder Rights Agreement, the Company shall obtain from each employee who is a purchaser of shares of the Company's Common Stock, a market stand-off provision similar to or more restrictive than Section 1.15 of the Shareholder Rights Agreement.

                  7.9 Restrictive Agreements Prohibited. Neither the Company nor any of its subsidiaries shall become a party to any agreement which by its terms restricts the Company's performance of this Agreement, the Shareholder Rights Agreement or the Restated Articles of Incorporation.

                  7.10 Proprietary Information Agreements. The Company shall use its best efforts to obtain, and shall cause its subsidiaries to use their best efforts to obtain, a Proprietary Information Agreement in substantially the form of Exhibit D from all future officers, key employees and other employees who will have access to confidential information of the Company or any of its subsidiaries, upon their employment by the Company or any of its subsidiaries.

                  7.11 Termination of Covenants. The covenants set forth in this Section 7 shall terminate and be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Securities Exchange Act of 1934, whichever event shall first occur.

          8.     Miscellaneous.

                  8.1 Survival of Warranties. The warranties, representations and covenants of the Company and Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or the Company.

                  8.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  8.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York.

                  8.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  8.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  8.6 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party in Exhibit A or in the case of the Company on the first page of this Agreement, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

                  8.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investors holding at least a majority of the Shares or Conversion Stock. Any amendment or waiver effected in accordance with this Section shall be binding upon each holder of any securities purchased under this Agreement at the time out-standing (including securities into which such securities are convertible), each future holder of all such securities, and the Company; provided, however, that no condition set forth in Section 5 hereof may be waived with respect to any Investor who does not consent thereto.

                  8.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                  8.9 Aggregation of Stock. All Shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                 IMMUSOL, INC.


                                 By:  /s/ Tsvi Goldenberg
                                      ----------------------------
                                       Tsvi Goldenberg, Ph.D.,
                                       Chairman of the Board and
                                       Chief Executive Officer

PFIZER LTD.

By: /s/ George M. (Not legible)
    -------------------------------

Title: ____________________________

                                   EXHIBIT A

                             SCHEDULE OF INVESTORS

                                          Type of
         Investor                    Preferred Stock        No. of Shares     Closing Date         Purchase Price
- ------------------------            -----------------       --------------    ------------         --------------
  Pfizer, Inc.                          Series B1              915,477          05/03/95            $4,998,504.42
                                        Series B2              264,600          11/03/96            $2,000,376.00
                                        Series B3              304,300          05/03/98            $3,000,398.00



 UC Regents                            Series B1                7,323           05/03/95              39,983.58

                                   EXHIBIT B

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                OF IMMUSOL, INC.


         The undersigned, Tsvi Goldenberg, Ph.D. and J. Casey McGlynn hereby certify that:

         ONE:    Dr. Goldenberg is the duly elected Chairman of the Board and
Chief Executive officer and Mr. McGlynn is the duly elected Secretary of the corporation.

         TWO:    The Restated Articles of Incorporation of the corporation
shall be amended and restated to read in full as follows:

                                       I.

         The name of this corporation is Immusol, Inc.

                                      II.

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

         This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is 23,491,700 shares. 20,000,000 shares shall be Common Stock, with a par value of $0.001 per share. 3,491,700 shares shall be Preferred Stock, with a par value of $0.001 per share, 2,000,000 of which are designated Series A Preferred Stock, 922,800 of which are designated Series B1 Preferred Stock, 264,600 of which are designated Series B2 Preferred Stock, and 304,300 of which are designated Series B3 Preferred Stock.

                                      IV.

         The rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and Preferred Stock are as follows:

         1. Dividend Provisions. The dividends shall be payable when, as and if declared by the Board of Directors, and shall not be cumulative. The holders of shares of Preferred Stock shall be entitled to receive cash dividends, prior and in preference to any declaration or payment of any dividend (payable other than in Common stock or other securities and rights convertible into additional shares of Common Stock of this corporation) on the outstanding shares of Common Stock of this corporation. The dividends on the outstanding shares of Series A, Series B1, Series B2, and Series B3 Preferred Stock shall be paid out of any funds legally available therefor at the rate of $0.08, $0.44, $0.60, and $0.79 per share, respectively, per annum (as determined on a per annum basis and on an as converted basis for the Preferred Stock). If the rate of dividends declared or paid on each outstanding share of common Stock is greater than any of the rates specified above, the corporation shall pay, on a share of each relevant series of Preferred Stock, a rate equal to the higher rate declared and paid on each share of Common Stock this corporation.

         2.      Liquidation Preference.

                 (a) Preferred Preference. In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Preferred Stock shall be entitled to receive, out of the assets of this corporation available to distribution to its shareholders, whether such assets are capital, surplus, or earnings, and prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to $1.00, $5.46, $7.56, and $9.86 for each outstanding share of series A, Series B1, Series B2, and Series B3 Preferred Stock, respectively, plus an amount equal to any declared but unpaid dividends on such shares up to the date fixed for distribution (such amounts being referred to herein as the "Premium") . If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full Premium, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the full amount each such holder is otherwise entitled to receive.

                 After the payment in full or the setting apart in trust by the corporation of payment to the holders of Preferred Stock of the preferential amounts so payable to them, each share of Common

Stock shall receive pro rata the remaining assets of the corporation.

                 (b) Mergers. A merger, or any consolidation of this corporation with or into any other corporation or other entity or person, or any other corporate reorganization or transaction or series of related transactions by this corporation in which the shareholders of this corporation immediately prior to the merger, consolidation or reorganization possess less than fifty percent (50%) of the voting power of the surviving entity (or its parent) immediately after the merger, consolidation or reorganization or a sale or other disposition of all or substantially all of the assets of this corporation shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2.

                 Any securities or other property to be delivered to the holders of the Preferred Stock and Common Stock upon merger, consolidation, reorganization or sale of substantially all the assets Of the corporation shall be valued as follows:

                          (i)     Securities not subject to investment letter
or other similar restrictions on free marketability:

                                  (A)      if traded on a securities exchange,
the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) business days prior to the closing;

                                  (B)      if actively traded over-the-counter,
the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; and

                                  (C)      if there is no active public market,
the value shall be the fair market value thereof as mutually determined by the corporation and the holders of not less than a majority of the outstanding shares of Preferred Stock, provided that if the corporation and the holders of a majority of the outstanding shares of Preferred Stock are unable to reach agreement, then by independent appraisal by an investment banker hired and paid by the corporation, but acceptable to the holders of a majority of the outstanding shares of Preferred Stock.

                          (ii)    The method of valuation of securities subject
to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as provided in Sections 2(b)(i)(A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the corporation and the holders of a majority of the outstanding shares of Preferred Stock.

                          (iii)   All other securities or other property shall
be valued at the fair market value thereof, as mutually determined by this corporation and the holders of a majority of the outstanding shares of Preferred Stock.

                          (iv)    If the holders of a majority of the
outstanding shares of the Preferred Stock and the corporation are unable to reach agreement on any valuation matter, such valuation shall be submitted to and determined by a nationally recognized independent investment banking firm selected by this corporation's board of directors and the holders of a majority of the outstanding shares of the Preferred Stock (or, if such selection cannot be made, by a nationally recognized independent investment banking firm selected by the American Arbitration Association in accordance with its rules.)

                 (c) In the event the requirements of Section 2(b) hereof are not complied with, this corporation shall forthwith either: (i) cause such closing to be postponed until such time as the requirements of this Section 2 shall be complied with; or (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(d) hereof.

                 (d) Not later than thirty (30) days before any event of liquidation, dissolution or winding up under this Section 2, the corporation shall deliver a notice to each holder of the Preferred Stock announcing such proposed liquidation, dissolution or winding up. Such notice shall include a description of the amounts that would be paid to the holders of the Preferred Stock under this Section 2 and of the consideration that such holders would receive if they exercised their rights to convert their shares of Preferred Stock into shares of Common Stock. Not later than 10 days after delivery of such notice, each holder of the Preferred Stock may deliver an election to the corporation notifying the corporation that the holder desires that such holder's shares of Preferred Stock be treated as if such shares had been converted into shares of Common Stock. If such election is delivered, such shares of Preferred Stock subject to such holder's notice shall be treated for purposes of the liquidation, dissolution or winding up as if such shares had been converted into Common Stock in accordance with the provisions of Section
4. If no such election is delivered, such holder shall receive the amounts as provided for the holders of Preferred Stock under this Section 2.

                 (e) Consent for Certain Repurchase. Each holder of an outstanding share of Preferred Stock shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the California General Corporation Law, to distributions made by the corporation in connection with the repurchase of shares of Common Stock issued to or by employees or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the corporation and such persons.

         3.      Voting Rights.

                 (a) The holder of each share of Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of shareholders, except those matters required by law to be submitted to a class vote and except as otherwise set forth herein. The holder of each share of Preferred stock shall be entitled to that number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted on the record date for the vote or consent of shareholders. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Preferred Stock held by each holder) shall be disregarded.

                 (b)      (i)     Notwithstanding the foregoing, as long as
more than 500,000 shares of Series A Preferred Stock are outstanding, the holders of Series A Preferred Stock, voting as a separate class, shall have the right to elect one member of the corporation's board of directors. The holders of Common Stock and Series B1, Series B2, and Series B3 Preferred Stock, voting together as a single class, shall have the right to elect all other members of the corporation's board of directors.

                          (ii)    If there are less than or equal to 500,000
shares of Series A Preferred Stock outstanding, the holders of Common Stock, Series A Preferred Stock, and Series B1, Series B2, Series B3 Preferred Stock, voting together as a single class, shall have the right to elect all members of the corporation's board of directors.

                          (iii)   Notwithstanding any Bylaw provisions to the
contrary, the shareholders entitled to elect a particular director shall be entitled to remove such director or to fill a vacancy in the seat formerly held by such director, all in accordance with the applicable provisions provided in the California Corporations Code.

         4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                 (a) Right to Convert. Each share of Preferred Stock shall be convertible into fully paid and nonassessable shares of Common Stock without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Preferred Stock. Each share of Preferred Stock shall be convertible into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Conversion Price (as hereinafter defined) per share in effect for each series of Preferred Stock at the time of conversion into the per share Conversion Value (as hereinafter defined) of such series. The initial Conversion Price per share of Series A, Series B1, Series B2, and Series B3 Preferred Stock shall be $1.00, $5.46, $7.56, and $9.86, respectively. The per share Conversion Value of the Series A, Series B1, series B2, and Series B3 Preferred Stock shall be $1.00, $5.46, $7.56, and $9.86, respectively. The initial Conversion Prices of Preferred Stock shall be subject to adjustment from time to time as provided below. The number of shares of Common Stock into which a share of a series of Preferred Stock is convertible is hereinafter referred to as the "Conversion Rate" of such series.

                 (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at its then effective Conversion Rate immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the corporation in which (a) the public offering price equals or exceeds $5.50 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) and (b) the aggregate proceeds raised by the corporation, equals or exceeds $7,500,000.

                 (c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate(s) therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred Stock and shall give written notice to the corporation at such office that he elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to
Section 4(b) hereof). The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock certificate(s) for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash for all declared and unpaid dividends on the shares of Preferred Stock being converted, to and including the time of conversion, and, if less than all of the shares of stock represented by such Preferred Stock certificate(s) are converted, a certificate representing the shares of Preferred Stock not converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to

Section 4 (b) hereof such conversion shall be deemed to have been made immediately prior to the closing of the offering referred to in Section 4 (b)) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                 (d) Fractional Shares. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as reasonably determined by the board of directors of the corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred stock of each holder to be converted at such time into Common Stock and the number of shares of Common Stock issuable upon such conversion.

                 (e) Adjustment of Conversion Price. The Conversion Prices of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

                          (i)     If the corporation shall issue or sell, any
Common Stock other than "Excluded Stock," as defined below, for a consideration per share less than the Conversion Price of the Series A Preferred Stock in effect immediately prior to the issuance of such Common Stock (excluding stock dividends, subdivisions, split-ups, combinations, dividends or recapitalizations which are covered by Sections 4(e)(iii), (iv),
(v), and (vi)), the Conversion Price of the Series A Preferred Stock in effect after each such issuance shall thereafter (except as provided in this Section 4(e)) be adjusted to a price equal to the quotient obtained by dividing:

                                  (A)      an amount equal to the sum of

                                        (x)     the total number of shares of
Common Stock outstanding (including any shares of Common Stock issuable upon conversion of the Preferred Stock, or deemed to have been issued pursuant to subdivision (3) of this clause (i) and to clause (ii) below) immediately prior to such issuance multiplied by the Conversion Price of the Series A Preferred Stock in effect immediately prior to such issuance, plus

                                        (y)     the consideration received by
the corporation upon such issuance, by

                                  (B)      the total number of shares of Common
Stock outstanding (including any shares of Common Stock issuable upon conversion of the Preferred Stock or deemed to have been issued pursuant to subdivision (3) of this clause (i) and to clause (ii) below) immediately prior to such issuance plus the additional shares of Common Stock issued in such issuance (but not including any additional shares of Common Stock deemed to be issued as a result of any adjustment in the Conversion Price of the Series A Preferred Stock resulting from such issuance).

                          For purposes of any adjustment of the conversion Price
of the Series A Preferred Stock pursuant to this clause (i), the following provisions shall be applicable:

                                  (1)      In the case of the issuance of
Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any discounts or commissions paid or incurred by the corporation in connection with the issuance and sale thereof.

                                  (2)      In the case of the issuance of
Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the board of directors of the corporation, in accordance with generally accepted accounting treatment; provided, however, that if, at the time of such determination, the corporation's Common Stock is traded in the over-the-counter market or on a national or regional securities exchange, such fair market value as determined by the board of directors of the corporation shall not exceed the aggregate "Current Market Price" (as defined below) of the shares of Common Stock being issued.

                                  (3)      In the case of the issuance of (i)
options to purchase or rights to subscribe for Common Stock (other than Excluded Stock), (ii) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock), or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities:

                                        (A)     the aggregate maximum number of
shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                                        (B)     the aggregate maximum number of
shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent con-version or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

                                        (C)     on any change in the number of
shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price of the Series A Preferred Stock shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

                                        (D)     on the expiration of any such
options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

                          (ii)    "Excluded Stock" shall mean:

                                  (A)      all shares of Common Stock issued or
issuable to officers, directors, consultants or employees of the corporation pursuant to any plan or arrangement approved by the board of directors of the corporation; and

                                  (B)      all shares of Series A Preferred
Stock and the Common Stock into which the shares of Series A Preferred Stock are convertible.

                                  (C)      all shares of Series B1, Series B2,
and Series B3 Preferred Stock and the Common Stock into which the shares of Series B1, Series B2, and Series B3 Preferred Stock are convertible.

                                  All outstanding shares of Excluded Stock
(including any shares issuable upon conversion of the Preferred Stock but excluding shares reserved for issuance for option plans for which options have not yet been granted) shall be deemed to be outstanding for all purposes of the computations of Section 4(e)(i) above.

                          (iii)   If the number of shares of Common Stock
outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of such series of Preferred Stock shall be increased in proportion to such increase of outstanding shares.

                          (iv)    If the number of shares of Common Stock
outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price of each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of such series of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                          (v)     In case the corporation shall declare a cash
dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of shares of Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which each series of Preferred Stock is convertible.

                          (vi)    In case, at any time after the date hereof,
of any capital reorganization, or any reclassification of the stock of the corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the corporation with or into another person (other than a consolidation or merger in which the corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the corporation, the shares of Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition he had converted his shares of Preferred Stock into Common Stock. The provisions of this clause (vi) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

                          (vii)   All calculations under this Section 4 shall
be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

                          (viii)  For the purpose of any computation pursuant
to this section 4(e), the "Current Market Price" at any date of one share of Common Stock, shall be deemed to be the average of the highest reported bid and the lowest reported offer prices on the preceding business day as furnished by the National Quotation Bureau, Incorporated (or equivalent recognized source of quotations); provided, however, that if the Common Stock is not traded in such manner that the quotations referred to in this clause (viii) are available for the period required hereunder, Current Market Price shall be determined in good faith by the board of directors of the corporation, but if challenged by the holders of more than 50% of the outstanding Preferred Stock, then as determined by an independent appraiser selected by the board of directors of the corporation, the cost of such appraisal to be borne by the challenging parties.

                 (f) Minimal Adjustments. No adjustment in the Conversion Price need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price. At no time, however, shall the Conversion Price be adjusted upward for subsequent issuances or sales for a consideration per share higher than the then current conversion price.

                 (g) No Impairment. The corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

                 (h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 4, the corporation at its expense shall promptly computed such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a Certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon written request at any time of any holder of preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,
(ii) the Conversion Rate of such series at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversions of such holder's shares of Preferred Stock.

                 (i) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

                 (j) Reservation of Stock Issuable Upon conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                 (k) Notices. Any notice required by the provisions of this Section 4 to be given to the holder of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

                 (l) Reissuance of Converted-Shares. No shares of Preferred stock which have been converted into Common Stock after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized shares of the corporation.

         5. Protective Provisions. So long as shares of Preferred Stock are outstanding, this corporation shall not, and shall not permit any subsidiary to, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock:

                 (a) sell, lease, convey, assign or otherwise dispose of or encumber all or substantially all of its property, assets or business or of any of its subsidiaries' property, assets or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than 50% of the voting power of the corporation is disposed of or effect any reclassification or other change of any stock, or any recapitalization or dissolution, liquidation or winding up of the corporation or make any agreement to become obligated to do so;

                 (b) repurchase, redeem or otherwise acquire for value any shares of Common Stock except repurchases of Common Stock at the original issuance price from employees, officers, directors and consultants pursuant to the terms of the agreement between the Company and such purchasers pursuant to which the corporation has the option to repurchase such shares upon the occurrence of certain events, including the termination of employment by or service to the corporation or any subsidiary of the corporation:

                 (c) change or alter the rights, preferences, privileges or restrictions of the Preferred Stock;

                 (d) increase or decrease the aggregate number of authorized shares of Preferred Stock, other than an increase as provided in either subdivision (b) of Section 405 or subdivision (c) of Section 902 of the California Corporations Code;

                 (e) create a new class or series of shares having rights, preferences or privileges prior to or on parity with the

Preferred Stock or increase the rights, preferences or privileges or the number of authorized shares of any class having rights, preferences or privileges prior to or on parity with the Preferred Stock; for purposes of this subsection, any indebtedness convertible into or exchangeable for a new class or series of shares of capital stock of the corporation shall be considered to be a new class or series of shares having rights, preferences, privileges or restrictions prior to the Preferred Stock;

                 (f) increase or decrease the corporation's authorized capitalization;

                 (g) declare or pay any dividends on or declare or make any other distribution, direct or indirect, (other than a dividend payable solely in shares of Common Stock) on account of the Common Stock or any other shares of the corporation or set apart any sum for any such purpose; or

                 (h) amend this Amended and Restated Articles of incorporation.

         6. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted, the shares so converted shall be canceled and shall not be issuable by the corporation, and the Articles of Incorporation, as amended, of this corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

                                       V.

         1. Limitation of Directors' Liability. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

         2. Indemnification of Corporate Agents. This corporation is authorized to indemnify its agents to the fullest extent permissible under California law. For purposes of this provision the term "agent" has the meaning set forth in Section 317 of the California Corporations Code.

         3. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right of indemnification or limitation of liability of an agent of this corporation relating to acts or omissions occurring prior to such repeal or modification.

         THREE: The foregoing amendment and restatement of the Restated Articles of Incorporation has been approved by the Board of Directors.

         FOUR:   The foregoing amendment and restatement of the Restated
Articles of Incorporation has been duly approved by the required vote of the shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares entitled to vote with respect to the amendment is 7,045,000 shares of Common Stock and 2,000,000 shares of Series A Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was a majority of the outstanding shares of Common Stock and a majority of the outstanding shares of Preferred Stock.

         We declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge. Executed at San Diego, California on April ____, 1995.




                          -------------------------------------
                          Tsvi Goldenberg, Ph.D.,
                          Chairman of the Board and
                          Chief Executive Officer


                          -------------------------------------
                          J. Casey McGlynn, Secretary

                                   EXHIBIT C

                             SCHEDULE OF EXCEPTIONS


         This Schedule of Exceptions, dated as of May 3, 1995 is made and given pursuant to Section 2 of the Immusol, Inc. (the ("Company") Preferred Stock Purchase Agreement of even date herewith (the "Agreement"). The paragraph numbers in this Schedule of Exceptions correspond to the paragraph numbers in the Agreement; however, any information disclosed herein under any paragraph number shall be deemed to be disclosed and incorporated into any other paragraph number under the Agreement where such disclosure would be appropriate. Any terms defined in the Agreement shall have the same meaning when used in this Schedule of Exceptions as when used in the Agreement unless the context otherwise requires.

         2.2     Capitalization.

                 (c) The Company has granted an option exercisable for up to 10,000 shares.

                 (d) Under Section 4.2 of the Exclusive License Agreement with the Regents of the University of California (the "Regents") dated December 7, 1993 ("License Agreement") and Section 4 of the Appendix A to the License Agreement, the Company must transfer to the Regents that whole number of shares of Series B1 Preferred Stock equal to an aggregate value of $40,000.

         2.9     Patents and Other Intangible Assets.

                 (a) Ribozyme Pharmaceutical, Inc. ("RPI") owns patents regarding certain enzymatic RNAs. However, Ken Weber of Townsend and Townsend et. al. states in a letter to the Company dated April 12, 1994 that a court would not interpret RPI's patent claims to embrace hairpin ribozymes and that the Company does not infringe RPI's patent(s).

                 (b) The Company has a Patent License Agreement with the Chinese Academy of Preventive Medicine ("CAPM") dated December 20, 1994 ("Patent Agreement"). Under the Patent Agreement, CAPM grants to the Company an exclusive, royalty-bearing license to the U.S. patent application Serial No. 08/221,380. In consideration for the Patent Agreement, the Company has paid to CAPM a nonrefundable license fee of $50,000, and shall pay to CAPM royalties on sales of products resulting from the licensed technology.

         2.11    Agreements; Action.

                 (a) The Company has an employment agreement with Tsvi Goldenberg, Ph.D., the Chairman of the Board and Chief Executive officer of the Company, dated April 26, 1994 ("Employment Agreement"). The Employment Agreement is an at-will employment agreement, specifies Dr. Goldenberg's annual salary, and provides a severance payment equal to nine months of Dr. Goldenberg's then annual salary.

                 (b) The License Agreement remains in effect for the life of the last-to-expire patent licensed under such agreement or until December
7, 2013 if no patent licensed under such agreement issues. Under the License Agreement, the Company is obligated to pay royalty payments, with defined annual minimums, and annual license maintenance fees. The Company must pay an earned royalty of between 2% and 6% of nets sales of certain products defined in the License Agreement during the term of such agreement. The minimum annual royalty payments range between $50,000 and $200,000 beginning with the first year the Company sells FDA approved products. The license maintenance fees, which is not credited towards the royalty payments, range between $10,000 and $200,000 per year.

                 The Company has a Master Lease Agreement dated November 18, 1994 ("Lease Agreement") with Comdisco, Inc. ("Comdisco"). The Lease Agreement provides a lease line of up to $250,000, in the aggregate, for equipment leases and subjects the Company to payments of between 24-60 months as lease payments for certain equipments. As of the date herein, the Company has drawn down approximately $85,000 from the available lease line.

                 The Company has a sublease agreement with Hybritech for the Company's operations at 3050 Science Park Road, San Diego, CA 92121 which expires on May 16, 1996. The Company subleases 23,905 square feet and currently pays a monthly rent of $45,897.60, which will increase to $47,733.50 on June 17, 1995. The Company also pays its pro rata share of insurance, taxes and common area expenses.

                 The Company subsubleases 11,987 square feet of its subleased area to Idun Pharmaceuticals, Inc. ("Idun"). The current monthly rent payment is $23,495, which will increase to $24,434.80 on June 17, 1995. Idun pays to the Company its pro rata share of insurance, taxes and common area expenses.

                 In conjunction with the Agreement, the Company shall enter into a License and Royalty Agreement and a Collaborative Research Agreement with Pfizer Ltd.

                                   EXHIBIT D

                                 IMMUSOL, INC.

                       PROPRIETARY INFORMATION AGREEMENT

         As a condition of my employment with Immusol, Inc., its subsidiaries, affiliates, successors or assigns (together the "COMPANY"), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:

         I. At-Will Employment. I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes "at-will" employment. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice.

         II.     Confidential Information.

                 A. Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

                 B. Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

                 C. Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.

         III.    Inventions.

                 A. Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as "PRIOR INVENTIONS") , which belong to me, which relate to the Company's proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

                 B. Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as "INVENTIONS"), except as provided in Section 3(f) below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are predictable by copyright are "works made for hire," as that term is defined in the United States Copyright Act.

                 C. Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

                 D. Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

                 E. Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

                 F. Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and not otherwise disclosed on Exhibit A.

         IV. Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

         V. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my employment, I agree to sign and deliver the "TERMINATION CERTIFICATION" attached hereto as Exhibit C.

         VI. Notification to New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

         VII. Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

         VIII. Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit D hereto.

         IX. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

         X.      Arbitration and Equitable Relief.

                 A. Arbitration. Except as provided in Section 10(b) below, I agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Santa Clara County, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgement may entered on the arbitrator's decision in any court having jurisdiction. The Company and I shall each pay one-half of the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.

                 B. Equitable Remedies. I agree that it would be impossible or inadequate to measure and calculate the Company's damages from any breach of the covenants set forth in Sections 2, 3, and 5 herein. Accordingly, I agree that if I breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.

         XI.     General Provisions

                 A. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

                 B. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

                 C. Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

                 D. Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives
and will be   for the benefit of the Company, its Successors, and its assigns.

Date:
     ----------------------

                                  -----------------------------------
                                  Signature


                                  -----------------------------------
                                  Name of Employee
                                  (typed or printed)

- ---------------------------
Witness

                                   EXHIBIT A


                            LIST OF PRIOR INVENTIONS
                        AND ORIGINAL WORKS OF AUTHORSHIP


                                                    Identifying Number
         Title                   Date               or Brief Description
- -------------------------     ----------      -------------------------------










_____    No inventions or improvements

_____    Additional Sheets Attached

Signature of Employee:   __________________________________________

Print Name of Employee:  __________________________________________

Date:  ______________________

                                   EXHIBIT B

                       CALIFORNIA LABOR CODE SECTION 2870

                  EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS


         "(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                 (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

                 (2) Result from any work performed by the employee for the employer.

         (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable."

                                   EXHIBIT C

                                 IMMUSOL, INC.

                           TERMINATION CERTIFICATION


         This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Immusol, Inc. its subsidiaries, affiliates, successors or assigns (together, the "COMPANY") .

         I further certify that I have complied with all the terms of the Company's Employment, Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

         I further agree that, in compliance with the Proprietary Information Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

         I further agree that for twelve (12) months from this date, I will not hire any employees of the Company and I will not solicit, induce, recruit or encourage any of the Company's employees to leave their employment.

Date:
      -----------------------


                                          ------------------------------------
                                          (Employee's Signature)


                                          -------------------------------------
                                          (Type/Print Employee's Name)

                                   EXHIBIT D

                                 IMMUSOL, INC.

                        CONFLICT OF INTEREST GUIDELINES

         It is the policy of Immusol, Inc. to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

         1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Employment, Confidential Information and Invention Assignment Agreement elaborates on this principle and is a binding agreement.)

         2. Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

         3. Participating in civic or professional organizations that might involve divulging confidential information of the Company.

         4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

         5. Initiating or approving any form of personal or social harassment of employees.

         6. Investing or holding outside directorships in suppliers, customers or competing companies, including financial speculation, where such investment or directorship might influence in any manner a decision or course of action of the Company.

         7. Borrowing from or lending to employees, customers or suppliers.

         8.      Acquiring real estate of interest to the Company.

         9. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

         10. Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

         11. Making any unlawful agreements with distributors with respect to prices.

         12. Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

         13. Engaging in any conduct which is not in the best interest of the Company.

         Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.

                                   EXHIBIT E


                                  May 3, 1995


To the Investors Listed in
Exhibit A to the Immusol, Inc.
Preferred Stock Purchase
Agreement Dated as of May 3, 1995

Ladies and Gentlemen:

         Reference is made to the Preferred Stock Purchase Agreement of even date herewith (the "Agreement"), complete with all listed exhibits thereto (together, the "Agreements"), by and among Immusol, Inc., a California corporation (the "Company"), and the persons and entities listed in Exhibit A to the Agreement (the "Investors"), which provides for the present and future issuances by the Company to the Investors of shares of Series B1, Series B2, and Series B3 Preferred Stock of the Company (the "Shares"). This opinion is rendered to you pursuant to Section 5.6 of the Agreement, and all terms used herein have the meanings defined for them in the Agreement unless otherwise defined herein.

         We have acted as counsel for the Company in connection with the negotiation of the Agreements and the issuance of the Shares. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion. In addition, we have examined originals or copies of such corporate records of the Company, certificates of public officials and such other documents which we consider necessary or advisable for the purpose of rendering this opinion. In such examination we have assumed the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us and the due execution and delivery of all documents (except as to due execution and delivery by the Company) where due execution and delivery are a prerequisite to the effectiveness thereof.

         As used in this opinion, the expression "to our knowledge," "known to us" or similar language with reference to matters of fact means that, after an examination of documents made available to us by the Company, and after inquiries of officers of the Company, but without any further independent factual investigation, we find no reason to believe that the opinions expressed herein are factually incorrect. Further, the expression "to our knowledge", "known to

WILSON SONSINI GOODRICH & ROSATI


us" or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company. Except to the extent expressly set forth herein or as we otherwise believe to be necessary to our opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinion set forth below.

         For purposes of this opinion, we are assuming the following:

         (a) Each Investor has all requisite power and authority, and has taken any and all necessary corporate or partnership action, to execute and deliver the Agreements;

         (b) The representations and warranties made by the Investors in the Agreement and pursuant thereto are true and correct;

         (c) The Investors have purchased and will be purchasing the Shares for value, in good faith and without notice of any adverse claims within the meaning of the California Uniform Commercial Code; and

         (d) The representations and warranties made by the Company in the Agreement and pursuant thereto are true and correct as to matters of fact.

         The opinions hereinafter expressed are subject to the following qualifications:

         (a) We express no opinion as to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors;

         (b) We express no opinion as to the effect of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity);

         (c) We express no opinion as to compliance with the anti-fraud provisions of applicable securities laws;

         (d) We express no opinion as to the enforceability of the indemnification provisions of Section 1.9 of the Amended and Restated Shareholder Rights Agreement, which is attached as Exhibit F to the Agreement, to the extent the provisions thereof may be subject to limitations of public policy and the effect of applicable statutes and judicial decisions;

WILSON SONSINI GOODRICH & ROSATI


this opinion addresses applicable securities laws of states other than the State of California, we have not retained nor relied on the opinion of counsel admitted to the bar of such states, but rather have relied on compilations of the securities laws of such states contained in reporting services presently available to us.

         Based upon and subject to the foregoing, and except as set forth in the Schedule of Exceptions to the Agreement, we are of the opinion that:

         1. The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of California and is in good standing under such laws. The Company has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted. The Company is not qualified to do business as a foreign corporation in any jurisdiction and such qualification is not presently required. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association or other business entity.

         2. The Company has all requisite legal and corporate power and authority to execute and deliver the Agreements, to sell and issue the Shares thereunder, to issue the Common issuable upon conversion of the Shares and to carry out and perform its obligations under the terms of the Agreements.

         3. Immediately prior to the Initial Closing, the authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, 7,045,000 shares of which are issued and outstanding, and 3,491,700 shares of Preferred Stock, of which 2,000,000 shares are designated Series A Preferred Stock and 922,800, 264,600, and 304,300, shares are designated Series B1, Series B2, and Series B3 Preferred Stock, respectively. Immediately prior to the Initial Closing, 2,000,000 shares of Series A Preferred Stock and no shares of Series B1, Series B2, and Series B3 Preferred Stock are issued and outstanding. All such issued and outstanding shares of Common Stock and Series A Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of any preemptive or similar rights contained in the Restated Articles or bylaws of the Company or, to our knowledge, any other preemptive or similar rights. The offer, issuance and sale of such shares of Common Stock and Series A Preferred Stock were exempt from the registration under the Act and were registered or qualified (or were exempted from registration or qualification) under the registration or qualification requirements of applicable state securities laws. The Common Stock issuable upon conversion of the Shares has been duly and validly reserved for issuance, and when issued in accordance with the Company's Restated Articles will be duly and validly issued, fully paid and nonassessable, free and clear of all liens and restrictions, other than liens created by Investors or by the Agreements, and shall be issued in compliance with applicable securities laws, as presently in effect, of the United States and each of the states who's securities laws govern

WILSON SONSINI GOODRICH & ROSATI


Shares has been duly and validly reserved for issuance, and when issued in accordance with the Company's Restated Articles will be duly and validly issued, fully paid and nonassessable, free and clear of all liens and restrictions, other than liens created by Investors or by the Agreements, and shall be issued in compliance with applicable securities laws, as presently in effect, of the United States and each of the states who's securities laws govern the issuance of the Shares hereunder. The Shares issued under the Agreement are validly issued, fully paid and non-assessable and free and clear of any liens or encumbrances; provided, however, that the Shares (and the Common Stock issuable upon conversion thereof) may be subject to restrictions on transfer under state or federal securities laws as set forth in the Agreement. Neither the issuance, sale or delivery of the Shares (or the Common Stock issuance upon the conversion thereof) is subject to any preemptive right of the shareholders of the Company or to any rights of first refusal or other rights in favor of any person. To our knowledge, except for rights described in the Agreements, there are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of capital stock or other equity or debt securities of the Company, or any other agreements to issue any such securities or rights. The stock certificates representing the Shares delivered to the Investors at the Initial Closing have been duly authorized, executed and delivered by the Company, and the form and content of such certificates comply with all relevant provisions of the California Corporations Code.

         4. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of the Agreements by the Company, the authorization, sale, issuance and delivery of the Shares (and the Common Stock issuable upon conversion thereof) and the performance of the Company's obligations under the Agreements have been taken. The Agreements have been duly and validly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

         5. To our knowledge, the business and operations of the Company have been and are being conducted in substantial compliance with applicable federal, state and local laws and rules and regulations, except in those instances in which failure to comply would not materially and adversely affect the Company, its business, properties or finances. The execution, delivery and performance of and compliance with the terms of the Agreements and the issuance of the Shares (and the Common Stock issuable upon conversion thereof), do not violate any provision of the Restated Articles or bylaws or any provision of any applicable federal or state law, rule or regulation. To our knowledge, the execution, delivery and performance of and compliance with the Agreements and

WILSON SONSINI GOODRICH & ROSATI


the issuance of the Shares (and the Common Stock issuable upon conversion thereof) do not violate, or constitute a default under any material contract, agreement, instrument, judgment or decree binding upon the Company.

         6. To our knowledge, there are no actions, suits, proceedings or investigations pending or threatened against the Company or its properties before any court or governmental agency which, either in any case or in the aggregate, are likely to result in any material adverse change in the business or financial condition of the Company or any of its properties, or in any material impairment of the right or ability of the Company to carry on its business as now conducted, or which questions the validity of the Agreements or any action taken or to be taken by the Company in connection therewith, and we are not aware of any facts which might result in or form basis for any such action, suit, proceeding or investigation. To our knowledge, the Company is not in default with respect to any order, writ, judgement, injunction, decree, determination or award of any court or of any government agency or instrumentality.

         7. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Agreements or the offer, sale or issuance of the Shares (and the Common Stock issuable upon conversion thereof) or the consummation of any other transaction contemplated by the Agreements, except (a) filing of the Restated Articles in the Office of the Secretary of State of the State of California, and (b) qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) under the California Corporate Securities Law and other applicable blue sky laws (but excluding jurisdictions outside of the United States) of the offer and sale of the Shares (and the Common Stock issuable upon conversion thereof) and the modification of rights of shareholders contemplated by the Agreements. The filing referred to in clause
(a) above has been accomplished and is effective.

         8.      Subject to the accuracy of the Investors' representations in
Section 3 of the Agreement and their responses (if any) to the Company's inquiries, we are of the opinion that the offer, sale and issuance of the Shares in conformity with the terms of the Agreements constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended and the qualification requirements of Section 25110 of the California Corporations Code. Our opinion herein is subject to the timely and proper completion of all filings and other actions contemplated herein where such filings and actions are to be undertaken on or after the date hereof.

WILSON SONSINI GOODRICH & ROSATI


         This opinion is furnished to the Investors solely for their benefit in connection with the purchase of the Shares, and may not be relied upon by any other person or for any other purpose without our prior written consent.

                          Very truly yours,

                          WILSON, SONSINI, GOODRICH & ROSATI
                          Professional Corporation

                                   EXHIBIT F

               AMENDED AND RESTATED SHAREHOLDER RIGHTS AGREEMENT

         This Amended and Restated Shareholder Rights Agreement (the "Agreement") is effective as of May 3, 1995 by and between Immusol, Inc. (the "Company") and the investors designated on Exhibit A attached hereto (the "Investors"). This Agreement amends and restates the Shareholder Rights Agreement dated July 27, 1992 (the "Prior Agreement"), and such amendment and restatement is effective upon the execution of this Agreement by the Company and the Holders of at least a majority of the Registrable Securities under the prior Agreement.

         1. Registration Rights. The Company covenants and agrees as follows:

                 1.1      Definitions.  For purposes of this Section 1:

                          (a)     The terms "register", "registered," and
"registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act including any pre-effective or post-effective amendments necessary thereto, and the declaration or ordering of effectiveness of such registration statement or document;

                          (b)     The term "Registrable Securities" means (i)
the Common Stock issuable or issued upon conversion of the Series A, Series B1, Series B2, and Series B3 Preferred Stock (together, the "Preferred Stock") and
(2) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Preferred Stock or Common Stock, excluding in all cases, however, (i) any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned, or (ii) any Registrable Securities sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction.

                          (c)     The number of shares of "Registrable
Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

                          (d)     The term "Holder" means any person owning or
having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 hereof; and

                          (e)     The term "Form S-3" means such form under the
Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the Securities and Exchange Commis-sion (the "SEC") which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                          (f)     The term "Act" shall mean the Securities Act
of 1933, as amended.

                          (g)     The term "Purchase Agreements" shall mean the
series A Preferred Stock Purchase Agreement dated July 27, 1992 and the Preferred Stock Purchase Agreement of even date herewith.

                 1.2      Request for Registration

                          (a)     If the Company shall receive at any time
after the earlier of (i) December 31, 1997 or (ii) six (6) months after the effective date of the first registration statement for a public offering of Securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), a written request from the Holders of at least 500,000 shares of the outstanding Registrable Securities (including securities convertible into Registrable Securities) that the Company file a registration statement under the Act covering the registration of at least forty percent (40%) of the Registrable Securities then held by the Holders, or a lesser number if the anticipated aggregate offering price, net of underwriting discounts and commissions, exceeds $7,500,000, then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of Section 1.2(b), effect as soon as practicable, and in any event within ninety (90) days of the receipt of such request, the registration under the Act of all Registrable Securities which the Holders request to be registered within thirty (30) days of the mailing of such written notice by the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 1.2(a):

                                  (i)      During the period starting with the
date ninety (90) days prior to the Company's estimated date of filing of, and ending on the date one hundred eighty (180) days immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

                                  (ii)     After the Company has effected two
(2) such registrations pursuant to this Section 1.2(a), and such registrations have been declared or ordered effective, provided that a request for registration under this Section 1.2(a) shall not Recounted for such purpose unless the Registrable Securities included in such registration as of the time of the pertinent registration statement became effective were in fact registered and distributed in accordance with the intended method of distribution; or

                                  (iii)    If the Company shall furnish to such
holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed at such time, then the company's obligation to use its best efforts to register, qualify or comply under this Section 1.2(a) shall be deferred for a period not to exceed one hundred eighty (180) days from the date of receipt of written request from the Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

                          (b)     If the Holders initiating the registration
request hereunder (the "Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event, the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder.

                 1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, or a registration on any form which does not include substantially the information as would be required to be included in a registration statement covering the sale of the Registrable Securities) the company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each holer given within thirty (30) days after mailing of written notice by the Company, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered. However, the Company shall not be obligated to take any action to effect the registration of the Registrable Securities of the Holders pursuant to this Section 1.3 after the Company has effected three (3) such registrations pursuant to this Section 1.3, and such registrations have been declared or ordered effective.

                 1.4 Obligations of the Company. Whenever required under this section 1 to effect the registration of any Registrable securities, the Company shall, as expeditiously as reasonably possible:

                          (a)     Prepare and file with the SEC a registration
statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days.

                          (b)     Prepare and file with the SEC such amendments
and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

                          (c)     Furnish to the Holders such numbers of copies
of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                          (d)     Use its best efforts to register and qualify
the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, and do any and all other acts and things reasonably necessary or advisable to enable the sale or disposition in such jurisdictions of the shares covered by the registration statement, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                          (e)     In the event of any underwritten public
offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform such Holder's obligations under such an agreement provided that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of the Holders greater than the obligations set forth in Section 1.9(b).

                          (f)     Cooperate with the selling Holders, to
facilitate the timely preparation and delivery of certificates representing shares to be sold and not bearing any restrictive legends, and enable such shares to be in such denominations and registered in such names as the prospective underwriters may request at least two (2) business days prior to any sale of shares to the prospective underwriters.

                          (g)     Cause all shares covered by any registration
statement to be listed on each securities exchange on which similar securities issued by the Company are then listed if requested by the Holders of a majority of the Registrable Securities. The company further agrees to provide a transfer agent and registrar for such Registrable Securities covered by such registration statement not later than the effective date of such registration statement.

                          (h)     Provide a CUSIP number of all shares of
stock, not later than the effective date of the registration statement.

                          (i)     Notify each Holder of Registrable Securities
covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                          (j)     Furnish, at the request of any Holder
requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable securities, if possible.

                 1.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this
Section 1 with respect to the Registrable Securities of any selling Holder that such holder shall furnish to the company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

                 1.6 Expenses of Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers, and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders (not to exceed $25,000) shall be borne by the Company; provided, however, that the company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all Participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal the Holders have learned of a material adverse change in the conditions business, or prospects of the Company from that known to the Holders at the time of their request, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

                 1.7 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to all registrations pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel for the selling Holders selected by them (not to exceed $25,000), but excluding underwriting discounts and commissions relating to Registrable Securities.

                 1.8 underwriting Requirements. In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall not be required under Section 1.3 to include any of the Holders, securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the company and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company; provided that such underwriting agreement is in customary form and is reasonably acceptable to the Holders of a majority of the Registrable Securities requested to be included in such registration and does not provide for indemnification or contribution obligations on the part of the Holders greater than the obligations set forth in Section 1.9(b). If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the company that the underwriters reasonably believe compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities , including Registrable Securities, which the underwriters believe will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders) but in no event shall any shares being sold by a shareholder exercising a demand registration right similar to that granted in Section 1.2 be excluded from such offering. For purposes of apportionment, any selling shareholder which is a Holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling shareholder", and any pro rata reduction with respect to such "selling shareholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling shareholder", as defined in this sentence.

                 1.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

                          (a)     To the extent permitted by law, the Company
will indemnify and hold harmless each Holder, each of it officers, directors and agents, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the Securities Exchange Act of 1934, amended (the 1934 Act") , against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities or action in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation") :
(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto,
(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will pay to each such Holder, each of its officers, directors and agents, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

                          (b)     To the extent permitted by law, each selling
Holder will indemnify and hold harmless the Company, its officers, directors and agents, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 1.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this Section 1.9(b) exceed the gross proceeds from the offering received by such Holder.

                          (c)     Promptly after receipt by an indemnified
party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

                          (d)     The obligations of the Company and Holders
under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

                 1.10 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                          (a)     make and keep public information available,
as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

                          (b)     take such action, including the voluntary
registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

                          (c)     file with the SEC in a timely manner all
reports and other documents required of the Company under the Act and the 1934 Act; and

                          (d)     furnish to any Holder, so long as the Holder
owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company) or the Act and the 1934 Act (at any time after it has become subject to such reporting requirements) , or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

                 1.11 Form S-3 Registration. In case the Company shall receive from any Holder or Holders who hold in excess of 500,000 shares of the Company's Registrable Securities, a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

                          (a)     promptly give written notice of the proposed
registration, and any related qualification or compliance, to all other Holders; and

                          (b)     as soon as practicable, effect such
registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.11: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of ,he company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters, discounts or commissions) of less than $1,000,000; (3) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.11; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; (4) if the Company has already effected three registrations on Form S-3 for the Holders pursuant to this Section 1.11; or (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                          (c)     If the Holders initiating the registration
request hereunder (the "Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this
Section 1.11 and the Company shall include such information in the written notice referred to in Section 1.11(a). In such event, the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders. Notwithstanding any other provision of this Section 1.11, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be 'underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating

Holders, in proportion (as nearly as practicable) to the amount of Registrable securities of the Company owned by each Holder.

                          (d)     Subject to the foregoing the Company shall
file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to Section 1.11, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of counsel for the selling Holder or Holders and counsel for the Company, but excluding any underwriters, discounts or commissions associated with Registrable Securities, shall be borne by the Company. Registrations effected pursuant to this Section 1.11 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

                 1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned by a Holder to a transferee or assignee who acquires at least 500,000 shares of Registrable Securities, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. Notwithstanding the above, such rights may be assigned by a Holder to a limited partner, general partner or other affiliate of an Investor (the "Transferee") regardless of the number of shares acquired by such Transferee.

                 1.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to include such securities in any registration filed under
Section 1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included.

                 1.14 "Market Stand-Off" Agreement. Each holder of securities which are Registrable Securities (or which are convertible into Registrable Securities) hereby agrees that, during a period not to exceed 180 days, following the effective date of a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and reasonably required by the underwriter in a firm commitment underwriting, sell or otherwise transfer or dispose of (other than to donee who agree to be similarly bound) Any Common Stock of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that:

                          (a)     such agreement shall be applicable only to
the first such registration statement of the Company which covers common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering; and

                          (b)     all officers and directors of the Company
enter into similar agreements.

         In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable securities of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

                 1.15 Amendment of Registration Rights. Any provision of this Section 1 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this section shall be binding upon each holder of any securities which are or at one time were Registrable Securities (or which are or were convertible into Registrable securities), each future holder of all such securities, and the Company.

                 1.16 Termination of Registration Rights. No shareholder shall be entitled to exercise any right provided for in this Section 1 after five (5) years following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the initial firm commitment underwritten offering of its securities to the general public for a total offering of more than $7,500,000.

         2.      Right of First Offer.

                 2.1 Grant of Right. Subject to the terms and conditions specified in this Section 2, the Company hereby grants to each Investor who holds at least 500,000 shares of Registrable Securities (a "Major Investor") a right of first offer with respect to future sales by the Company of its Future Shares (as hereinafter defined). Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its Future Shares, the Company shall first make an offering of such Future Shares to each Major Investor in accordance with the provisions listed below.

                 2.2 Future Shares. "Future Shares" shall mean shares of any capital stock of the Company, whether now authorized or not, and any rights, options or warrants to purchase such capital stock, and securities of any type that are, or may become, convertible into such capital stock; Provided however, that "Future Shares" do not include (i) the shares of Preferred Stock purchased or to be purchased under the Purchase Agreements or the Common Stock issued or issuable upon the conversion of such Preferred Stock, (ii) securities offered pursuant to a registration statement filed under the Securities Act, as hereinafter defined, (iii) securities issued pursuant to the acquisition of another corporation by the Company by merger of, purchase of substantially all of the assets or other reorganization, and (iv) all shares of Common Stock hereafter issued or issuable to officers, directors, employees or consultants of the Company pursuant to any employee or consultant stock offering, plan or arrangement approved by the Board of Directors of the Company.

                 2.3 Notice. In the event the Company proposes to undertake an issuance of Future Shares, the Company shall deliver a notice by certified mail (the "Notice") to the Major Investors stating (i) its bona fide intention to offer such Future Shares, (ii) the number of such Future Shares to be offered and (iii) the price, if any, for which it proposes to offer such Future Shares. within 30 calendar days after receipt of the Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Future Shares which equals the proportion that the number of Registrable Securities held by such Major Investor bears to the total number of shares of Common Stock issued and outstanding, including shares issuable upon conversion of convertible securities issued and outstanding.

                 2.4 Sale after Notice. If all such Future Shares referred to in the Notice are not elected to be obtained as provided in Section
2.3 hereof, the Company may, during the 90-day period following the expiration of the period provided in Section 2.3 hereof, offer the remaining unsubscribed Future Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Future Shares within such period, or if such agreement is not consummated within 90 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Future Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

                 2.5 Assignment. The right of first offer granted under this section 2 is assignable by the Major Investors to any transferee of a minimum of 500,000 shares of Registrable Securities.

                 2.6 Termination of Rights. No shareholder shall be entitled to exercise any right provided for in this Section 2 (i) upon the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the initial firm commitment underwritten offering of its securities to the general public of a firm commitment underwritten public offering for a total offering of more than $7 , 500,000 or (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the securities Exchange Act of 1934, whichever event shall first occur.

         3. Obligation to Participate. Pfizer, Inc. ("Pfizer") and its assignees of Registrable Securities shall purchase securities offered by the Company in its initial public offering. Pfizer and its assignees shall purchase such proportion of securities, that the number of Registrable Securities held by Pfizer and its assignees bears to the total number of shares of Common Stock then issued and outstanding, including shares issuable upon conversion of convertible securities then issued and outstanding; provided, however, the valuation of the Company upon the close of such initial public offering must be greater than $150,000,000 and the initial public offering raises at least $15,000,000 in the aggregate.

         4. Waiver of Right of First Offer. The Right of First offer under Section 2 of the Prior Agreement to purchase shares of Series B1, Series B2, and Series B3 Preferred Stock to be sold pursuant to the Preferred Stock Purchase Agreement of even date herewith is hereby waived. This waiver is effective upon the execution of this agreement by First Small Business Investment corporation of California, the sole Major Investor under the Prior Agreement.

         5.   Miscellaneous Provisions.

                 5.1      Waivers and Amendments.  Except as provided in
Section 1.15 of this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least a majority of the Registrable Securities. Any amendment or waiver effected in accordance with this Section 5.1 shall be binding upon each Investor or its assignee and the Company

                 5.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and, except as otherwise noted herein, shall be deemed effectively given upon personal delivery by nationally recognized courier or upon deposit with the United States Post office, (by first class mail, postage prepaid) addressed: (a) if to the Company, at 3050 Science Park Road, San Diego, California 92121 (or at such other address as the Company shall have furnished to the Holders in writing) attention of President and (b) if to a Holder, at the latest address of such person shown on the Company's records.

                 5.3 Descriptive Headings. The descriptive headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof.

                 5.4 Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York.

                 5.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument, but only one of which need be produced.

                 5.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

                 5.7 Successors and Assigns. Except as otherwise expressly provided in this Agreement, this Agreement shall benefit and bind the successors, assigns, heirs, executors and administrators of the parties to this Agreement.

                 5.8 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter of this Agreement.

                 5.9 Separability; Severability. Unless expressly provided in this Agreement, the rights of each Investor under this Agreement are several rights, not rights jointly held with any other Investors. Any invalidity, illegality or limitation on the enforceability of this Agreement with respect to any Investor shall not affect the validity, legality or enforceability of this Agreement with respect to the other Investors. If any provision of this Agreement is judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired.

                 5.10 Stock Splits. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization of shares by the Company occurring after the date of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above

                          IMMUSOL, INC.



                          /s/ TSVI GOLDENBERG
                          -----------------------------------------------
                          Tsvi Goldenberg, Ph.D., Chairman
                          of the Board and Chief Executive
                          officer

                          PFIZER INC


                          By:  /s/ GEORGE M. MILNE, JR.
                               ----------------------------------------------
                               George M. Milne, Jr.
                               Vice President

BankAmerica Ventures



By: /s/ ????????
    --------------------------


Title:  Principal
       -----------------------